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ITEM 7.  EXHIBITS

                        Randi Sue Meltzer
                   Certified Public Accountant
                     410 Calibre Brooke Way
                      Smyrna, Georgia 30080





January 13, 1997

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


          Re:  The Brian H. Corp.

To Whom it May concern:

This is to confirm that my resignation as auditor of The Brian H. Corp.'s financial statements is not due to any disagreements on any matter, transaction or event, with respect to accounting principals or practices, financial statements, disclosure or auditing scope or procedure, at any time during my engagement as auditor of The Brian
H. Corp.'s  financial statements.

None of my reports on the financial statements contains an adverse opinion or disclaimer of opinion, nor was any financial statement qualified or modified as to uncertainty, audit scope, or accounting principals.

I understand this letter will be filed as an exhibit to The Brian
H. Corp.'s report on Form 8-K.



Randi Sue Meltzer

Randi Sue Meltzer, CPA